EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Jones Lang LaSalle Incorporated:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting included incorporated by reference herein.
Our report dated February 27, 2020, with respect to the consolidated financial statements, contains an explanatory paragraph related to Jones Lang LaSalle Incorporated’s change in method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 842, Leases.
Our report dated February 27, 2020, on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states the Company acquired HFF Inc. (HFF) during 2019, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019, HFF’s internal control over financial reporting associated with total assets of $652.6 million and total revenues of $392.3 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of HFF.

/s/ KPMG LLP

Chicago, Illinois
February 28, 2020